Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2006 Stock Option and Incentive Plan of LeMaitre Vascular, Inc. of our report dated March 30, 2009, with respect to the consolidated financial statements and schedule of LeMaitre Vascular, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission for the registration of 750,000 shares of its common stock.

/s/ Ernst & Young LLP

Boston, MA

August 14, 2009